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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-81170) of THQ Inc. on Form S-3 of our report dated February 20, 2002, with respect to the balance sheet of Rainbow Multimedia Group, Inc. as of December 31, 2000, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended, which report appears in the Current Report of THQ Inc. on Form 8-K/A, dated December 21, 2001 and the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ KPMG LLP
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Phoenix, Arizona
March 8, 2002